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                                                                    Exhibit 99.1

                            [HEALTH CARE REIT LOGO]



F O R   I M M E D I A T E   R E L E A S E

                                                  July 8, 2003
                                                  For more information contact:
                                                  Ray Braun (419) 247-2800
                                                  Mike Crabtree (419) 247-2800
                                                  Scott Estes (419) 247-2800

                     HEALTH CARE REIT, INC. ANNOUNCES GROSS
                INVESTMENTS OF $132.1 MILLION FOR SECOND QUARTER

                 SECOND QUARTER CALL SCHEDULED FOR JULY 16, 2003

Toledo, Ohio, July 8, 2003.....HEALTH CARE REIT, INC. (NYSE/HCN) announced today that it had completed $132.1 million of gross investments during the second quarter of 2003.

The investment activity during the quarter was approximately 96 percent real property investments and four percent loans. Facility-based investments include 24 percent assisted living facilities, 68 percent skilled nursing facilities and 8 percent specialty care facilities. Aggregate funding was provided to 17 operators in 14 states. Also during the quarter, the company had $5.1 million of asset sales and loan payoffs relating to one assisted living facility and one parcel of land. Net investments for the quarter totaled $127.0 million.

"Once again, we are pleased to report the continued successful execution of our investment strategy," commented George L. Chapman, chief executive officer of Health Care REIT, Inc. "Approximately $115.7 million of second quarter investments related to two transactions that closed on June 30. We completed a $90.8 million acquisition of a portfolio consisting of 18 skilled nursing facilities and two assisted living facilities with 2,890 beds and located in four states. The facilities were master leased to a new private operator for the company. We also completed the sale-leaseback acquisition of three assisted living facilities for $24.9 million. The acquisition of this quality real estate further strengthens and diversifies our portfolio."

Through June 30, 2003, the company has completed gross investments of $183.7 million, offset by $20.8 million of asset sales and loan payoffs, generating $162.9 million in net new investments.

The company also confirmed that it will release its 2003 second quarter earnings results on July 15, 2003, after the market closes. A conference call is scheduled for 11:00 a.m. EDST on July 16, 2003, to discuss these results. The information to be discussed on the call will be contained in the company's earnings release, which will also be available on the press releases page of the company's Web site (http://www.hcreit.com).

The conference call will be accessible by telephone and through the Internet. Telephone access will be available by dialing 973-582-2785 or 888-338-6461. Callers to this number will be able to listen to the company's business update. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on July 16, 2003 through July 23, 2003. To access the rebroadcast, dial 973-341-3080 or 877-519-4471. The conference ID number is 4024271. To participate on the webcast, log on to www.hcreit.com or www.ccbn.com 15 minutes before the call to download the necessary software. A replay will be available on these Web sites for 90 days.



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Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to enter into agreements with new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believe," "expect," "anticipate," or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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